Item 26. Exhibit (g) ii.

AUTOMATIC AND FACULTATIVE YRT AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

and

SWISS RE LIFE & HEALTH AMERICA INC.

Effective Date: December 1, 2015

Coverage: Group Universal Life and Group Variable Universal Life (GUL II/GVUL II)

TAI Code:

Reinsurer Agreement #

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Automatic and Facultative YRT Reinsurance Agreement

Automatic and Facultative YRT Reinsurance Agreement

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Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 1: PREAMBLE

Section 1.1 – Parties to this Agreement

This is a YRT agreement for indemnity reinsurance (the “Agreement”) solely between Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, MML Bay State Life Insurance Company of Enfield, Connecticut and C.M. Life Insurance Company of Enfield, Connecticut (collectively the “Ceding Company”) and Swiss Re Life & Health America Inc. of America of Jefferson City, Missouri (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party” or collectively as the “Parties”.

Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other party.

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Each Party to this Agreement agrees to honor the terms set forth herein as if the Agreement were a separate Agreement between the Reinsurer and each individually named Ceding Company. Balances payable or recoverable by the Reinsurer or any individual named Ceding Company shall not serve to offset balances payable or recoverable to or from any other reinsured Party to this Agreement.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

The Ceding Company may not reinsure the retained amounts specified in Exhibit A – Retention Limits of the Ceding Company on any basis without the Reinsurer’s prior written consent.

This Agreement does not cover the following unless specified elsewhere:

Any conversion of a previously issued policy that had been reinsured with another Reinsurer.

ARTICLE 2: DEFINITIONS

Section 2.1 – Definitions

Accelerated Death Benefit shall have the meaning set forth in the Policy.

Agreement shall have the meaning set forth in Section 1.1.

Application for Facultative Reinsurance shall be an application providing information substantially similar to that set forth in Exhibit D.

Automatic Binding Limit shall have the meaning set forth in Exhibit B and applied as provided for in Section 2.c.

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Ceding Company shall have the meaning set forth in Section 1.1.

Certificate shall mean the Group Universal Life or Group Variable Universal Life Certificate issued to each Owner that sets forth the terms of the life insurance coverage issued under the Policy.

Claim Expenses shall have the meaning set forth in Section 11.4.

Confidential Information shall have the meaning set forth in Section 21.1.

Credit shall have the meaning set forth in Article 12.

DAC Tax Code shall have the meaning set forth in Article 16.

Effective Date shall have the meaning set forth in Section 23.1.

Error shall have the meaning set forth in Article 19.

Face Amount shall have the meaning set forth in the underlying policy.

Flat Extra Allowance shall have the meaning set forth in Exhibit E.

Flat Extra Reinsurance Premium shall have the meaning set forth in Exhibit E.

Insured shall mean the person whose life the Certificate insures.

Minimum Initial Cession Amount shall have the meaning set forth in Exhibit B and applied as provided for in Section 4.a.

OFAC shall have the meaning set forth in Section 15.5.

Owner shall mean the person who owns a Certificate.

Party, or collectively Parties, shall have the meaning set forth in Section 1.1.

Policy shall mean the Group Universal Life or Group Variable Universal Life Policy issued to the Policyholder.

Policyholder shall mean the employer or sponsoring organization who purchases the Policy on behalf of its employees.

Policy Net Amount at Risk shall have the meaning set forth in Section 6.1.

Reinsurer shall have the meaning set forth in Section 1.1.

Reinsurer’s Share shall have the meaning set forth in Exhibit B.

Termination Date shall have the meaning set forth in Section 23.3.

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Underwriting Guidelines shall have the meaning set forth in Exhibit C.

ARTICLE 3: AUTOMATIC REINSURANCE

Section 3.1 – Automatic Reinsurance

The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Exhibit B - Plans Covered and Binding Limits, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

a.	The individual risk must be underwritten by the Ceding Company in accordance with its standard underwriting practices and guidelines. A copy of the Ceding Company’s current underwriting guidelines is attached as Exhibit C - Underwriting Guidelines.
b.	On each individual life, the Ceding Company shall retain the amounts of insurance as specified in Exhibit B - Plans Covered and Binding Limits.
c.	The total amount does not exceed the Automatic Binding Limit shown in Exhibit B – Plans Covered and Binding Limits.
d.	The amount per issue does not exceed the Automatic Issue Limit shown in Exhibit B – Plans Covered and Binding Limits.
e.	The individual risk must be a resident of the United States, Canada or Puerto Rico, or qualifies under the Guaranteed Issued Guidelines in Exhibit C – Underwriting Guidelines.
f.	For Fully Underwritten cases, the individual risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last years.

Reinsurance which may not be ceded automatically according to the provisions stated above in this Article may be submitted to the Reinsurer for facultative consideration as described in Article 4 – Facultative Reinsurance.

In addition, deviations from the automatic guidelines referenced in a. through f. above shall be reviewed by the Lead Underwriter as described in Exhibit B - Plans Covered and Binding Limits.

Section 3.2 – Retained Amounts

The maximum amounts of insurance to be automatically reinsured on a life must not exceed the reinsurance limits specified in Exhibit B - Plans Covered and Binding Limits.

ARTICLE 4: FACULTATIVE REINSURANCE

Section 4.1 – Facultative Reinsurance

The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in Exhibit B - Plans Covered and Binding Limits, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance.

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A facultative exception request email shall be made that is in substantial accord with Exhibit D – Facultative Exception Request, and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative exception and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers.

There will be a          hour turnaround time for facultative submissions unless the Reinsurer and the Ceding Company agree to an extension.

ARTICLE 5: COMMENCEMENT OF LIABILITY

Section 5.1 – Automatic Reinsurance

The liability of the Reinsurer for reinsurance ceded automatically shall commence simultaneously with that of the Ceding Company’s liability.

The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

Section 5.2 – Facultative Reinsurance

The Reinsurer shall have no liability on a facultative submission by the Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire at the end of          days from the date of the Reinsurer’s offer unless an earlier date is specified in the offer, or the date specified in the Reinsurer’s approval to extend their offer, or the date the Reinsurer receives notice from the Ceding Company of the withdrawal of their application, whichever comes first.

The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

In no event shall the facultative reinsurance be inforce and binding unless the insurance issued by the Ceding Company is inforce and unless the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the Ceding Company was properly authorized to do business.

The amount of facultative reinsurance inforce under this Agreement shall be maintained inforce without reduction so long as the amount of insurance carried by the Ceding Company on the life remains inforce without reduction, except as provided in Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

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ARTICLE 6: REINSURED RISK AMOUNT

Section 6.1 – Life

For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as the        .

The net amount at risk may be determined using        , or by other methods agreeable to the Ceding Company and the Reinsurer.

Any change in the net amount at risk due to changes in the cash value applicable to the policy will be shared proportionately between the Ceding Company and its reinsurers.

For clarity,        . The reinsured net amount at risk will be the        .

Fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Ceding Company and the Reinsurer using the same retention method as for the base policy.

ARTICLE 7: PREMIUM ACCOUNTING

Section 7.1 – Determination of Premium

Reinsurance Premiums shall be determined in accordance with Exhibit E – Reinsurance Premiums and Allowances.

Premium rates for renewals are calculated using the          of the original policy and the        .

Substandard ratings and flat extras are not available on the products specified in Exhibit B – Plans Covered and Binding Limits.

Section 7.2 – Payment of Premium

Reinsurance premiums are payable monthly in advance on a variable net risk method for each reinsurance cession. However, the Ceding Company may choose to continue to pay its premium on an annual basis in advance and make appropriate financial accounting adjustments that may be required to properly reflect the change to a monthly payment mode. Such accounting adjustments must comply with generally acceptable accounting principles. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Schedule E – Reinsurance Premium Rates. The premium rates per thousand are those specified in Schedule E – Reinsurance Premium Rates. The rates in Schedule E – Reinsurance Premium Rates,

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shall apply to both automatic and facultative reinsurance. On any payment date, monies payable between the Reinsurer and the Ceding Company under this Agreement may be netted to determine the payment due.

Terminated risks may be reinstated by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

The Ceding Company or the Reinsurer may exercise at any time the right to offset any undisputed debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

If the Ceding Company overpays a premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment. If a reinsured policy terminates, the Reinsurer will refund the premium. This refund will be on a prorated basis from the date of termination of the policy to the date to which a premium has been paid.

Section 7.3 – Failure to Pay Premiums or Other Amounts Due

If premiums are          days past due, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon          days prior written notice. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated premiums to the termination date. The Reinsurer’s right to terminate under this paragraph shall not be construed to limit the obligation of the Parties to comply with the errors and omissions provisions of Article 19 – Errors and Omissions. The Ceding Company agrees that it shall not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

The Reinsurer reserves the right to charge interest at the prime rate as stated in the Wall Street Journal on the 1st business day in January prior to the due date of the premium when:

1.	renewal premiums are not paid within days of the due date; or
2.	premiums for New Business are not paid within days of

the date the policy is issued.

Section 7.4 – Reinsurance Premium Rate Guarantee

The YRT reinsurance rates described in Exhibit E: Reinsurance Premiums and Allowances, are guaranteed to the extent that in the          the Reinsurer reserves the right to increase the premiums, provided, however, that

(i)	YRT reinsurance rates hereunder may not be increased above the applicable to the Policies after such increase, and in no case any more than , and
(ii)	if the Ceding Company increases the Policy charges based on changes in actual or expected mortality then the YRT reinsurance rates applicable under this Agreement may, at the Reinsurer’s option, be increased on a consistent basis.

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Other than pursuant to (ii) above, at any time during the next following          months, the Reinsurer increases YRT reinsurance rates hereunder, the Ceding Company shall have the right at its option to          all of the Policies as to which YRT reinsurance rates have been so increased, regardless of the Policies’ duration in force up to the Ceding Company’s retention limit. If the Ceding Company so elects to        . The        . The          not later than          days following final determination of such amount as agreed upon by the parties. Regardless of the reason the Reinsurer increases the YRT rates, the Ceding Company has the option to          specified within this Paragraph.

ARTICLE 8: REPORTING

Section 8.1 – Reporting

The administrating Party shall be the Ceding Company. The reporting period shall be monthly. At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Exhibit G – Reporting Requirements, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Exhibit G – Reporting Requirements. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

The statement described above shall be furnished to the Reinsurer within          days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving          days advance written notice to the Ceding Company. If the net amount due to the Reinsurer is not paid by the close of the         day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

ARTICLE 9: REDUCTIONS, TERMINATIONS AND CHANGES

Section 9.1 – Reductions and Terminations

The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded to the Ceding Company.

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If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $        , rounded to the nearest dollar.

The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

If a portion of the insurance issued by the Ceding Company on a life reinsured hereunder is terminated, reinsurance on that life hereunder shall be reduced so as to restore, as far as possible, the retention level of the Ceding Company on the risk, provided, however, that the Ceding Company shall not assume on any policy being adjusted as provided in this Article an amount of insurance in excess of the greater of (1) its retention limit at the time of issue of that policy, and (2) the retention limit of that policy as already adjusted by the provisions of Article 13 – Retention Limit Changes. The reduction in reinsurance shall first be applied to the reinsurance, if any, of the specific policy under which insurance terminated. The reinsurance of the Reinsurer shall be reduced by an amount which is in the same proportion of the amount of reduction so applied as the reinsurance of the Reinsurer bore to the total reinsurance of the policy. The balance, if any, of the reduction shall be applied to reinsurance of other policies on the life, the further reduction, if any, in the reinsurance of the Reinsurer again being determined on a proportional basis and shall be applied to policies in chronological order according to original policy dates.

Section 9.2 – Increases

If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new policy and the provisions of Article 3 - Automatic Reinsurance shall apply to the increase in reinsurance. If the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in Exhibit B – Plans Covered and Binding Limits, using a point in scale rate basis.

Section 9.3 – Reinstatement of Lapsed Policies

Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Reinsurer’s approval is required for the reinstatement of a facultative group policy if the Ceding Company’s regular reinstatement rules indicate that evidence of insurability, in addition to a statement of good health, is required.

The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

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Section 9.4 – Non-Forfeiture Benefits

If a policy reinsured under this Agreement lapses to paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

ARTICLE 10: CHANGES OF PLAN

Section 10.1 – Contractual or Non-Contractual Changes of Plan

Term renewals, term          in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a        .

Section 10.2 –

The term “        ” shall be defined as 1) the         under this Agreement into a          or 2) the change of a        .

a.

         shall continue to be reinsured          under this Agreement, except for        , which shall not be reinsured under this Agreement.

b.

For        , the          shall continue to be reinsured          under this Agreement and the          shall not be reinsured under this Agreement.

Section 10.3 –

The term “        ” shall be defined as 1) the          reinsured under this Agreement into another        , or 2) the          reinsured under this Agreement into a        .          shall not be reinsured under this Agreement.

Section 10.4 –

If the Policy, under which the Certificate is issued, terminates or if the Insured becomes disassociated from the Policyholder, any insurance then in effect can        . Reinsurance coverage will also        .

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ARTICLE 11: CLAIMS

Section 11.1 – Coverage/Notice

The Ceding Company is responsible for the settlement of claims in accordance with applicable law and policy terms. If there is a claim for death benefits on a reinsured risk, hereunder, the Ceding Company will send to the Reinsurer copies of the proofs of claim, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request. The Reinsurer may request any additional documents it deems necessary to the determination of liability for the claim.

Section 11.2 – Proofs

The Reinsurer upon receipt of the claim papers shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. Provided there is no significant existing breach of this Agreement by the Ceding Company (if there is a breach, the Reinsurer will immediately notify the Ceding Company in writing of such breach being the cause of not paying the claim), the Reinsurer will be liable to the Ceding Company for the benefits reinsured and the reinsurance will not exceed the Ceding Company’s contractual liability based on its normal practices less the amount retained. The payment to the Ceding Company will include interest as described in Section 11.6 of this Article. The payment to the Ceding Company will include interest as described in Section 11.6 of this Article.

Section 11.3 – Contestable Claims

The Ceding Company and the Reinsurer will be bound by the applicable suicide and contestable period and limitations in accordance with state law. If a claim is contestable, the Ceding Company shall send to the Reinsurer the contested claims documentation as required in the underlying Agreement, by any of the following means: facsimile, secure email, express mail, or any other means agreed upon by both parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer via a “list of claims personnel”1 that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must make a concerted effort to communicate its comments for each claim in writing (email is acceptable) to the Ceding Company within          business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim as allowed in the underlying Agreement without requiring further input from the Reinsurer.

1 The        .

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As a condition to the Reinsurer’s obligation to pay a claim, before making a claim decision or settlement offer, the Ceding Company will seek the Reinsurer’s recommendation on such matters to the extent specified in Exhibit I – Business Guidelines; Claims Consultation. The Reinsurer will make a recommendation within          business days as described in the paragraph above; failing such, the Ceding Company may settle the claim without further consultation. The terms of Exhibit I – Business Guidelines; Claims Consultation notwithstanding, the Ceding Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Ceding Company will provide the Reinsurer all available information, including underwriting files, requested by the Reinsurer for consideration of any claim on a reinsured policy.

The Ceding Company may take into consideration any other reinsurer’s recommendations regarding the claim that was communicated to the Ceding Company within the timeframe specified, but in all cases only the Ceding Company will determine the proper action on the claim and the decision, which will be made exclusively by the Ceding Company, shall be binding on the Reinsurer and all other reinsurers affected by the claim. The Ceding Company will promptly advise the Reinsurer of significant developments in the claim investigation and in any litigation that arises in response to the denial of the claim.

If the Ceding Company returns premiums to the policy owner or beneficiary as a result of a policy being rescinded, the Reinsurer will refund net reinsurance premiums received on that policy to the Ceding Company, without interest.

Alternatively, the Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any claim expenses involved in such contest, compromise or litigation, or in any reduction in claim amount resulting therefrom.

Section 11.4 – Claim Expenses

Unless it has previously released its liability, the Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims, compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses. The Reinsurer will not be liable for any expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable.

Section 11.5 – Misstatement of Age or Gender

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

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Section 11.6 - Interest

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case will be made without interest.

On claims paid by the Reinsurer, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof) exceeds          days the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

Section 11.7 – Extra-contractual Obligations

In no event will the Reinsurer participate in Extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement except as described below. The Reinsurer is not liable for extra-contractual damages unless it concurred in writing and in advance with the actions of the Ceding Company which ultimately led to the imposition of the extra-contractual damages or if the Reinsurer is clearly responsible for all or a portion of the extra-contractual damages assessment. In such situations, the Ceding Company and the Reinsurer will share in extra-contractual damages, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

Notwithstanding anything stated herein, this Agreement will not apply to any extra-contractual damages incurred by the Ceding Company as a result of any negligence, fraud or wrong doing by any employee or officer of the Ceding Company or an agent representing the Ceding Company.

ARTICLE 12: CREDIT FOR REINSURANCE

Section 12.1 – Credit for Reinsurance

Life insurance shall be reinsured on a          under the policy reinsured. The Reinsurer        .

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Section 12.2 – Collateral

If, in any         , the Reinsurer

a.	is , or
b.	has , or
c.	has ;

or the Ceding Company is

1.	, or
2.	under an agreement , or

3.	other form of ,

that will allow the Ceding Company to        .

If a        .

“        ” is defined as the        .

Section 12.3 - Draw on Collateral

The Ceding Company or the Ceding Company’s successors in interest may        , notwithstanding any other provisions of this Agreement, and the        :

To          the Ceding Company for:

1.	the Reinsurer’s ;
2.	the Reinsurer’s ;
3.	; and
4.	to under this Agreement.

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The        .

ARTICLE 13: RETENTION LIMIT CHANGES

Section 13.1 – Retention Limit Changes

The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Exhibit A – Retention Limits of the Ceding Company. If the Ceding Company changes its retention limits as shown in Exhibit A – Retention Limits of the Ceding Company, it will provide the Reinsurer with prompt written notice of the intended changes. A change to the Ceding Company’s retention limits will not affect policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the Parties, an increase in the Ceding Company’s retention limit will not increase the Automatic Binding Limits.

Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A – Retention Limits of the Ceding Company, the Ceding Company will notify the Reinsurer of its intent to          retention limits. If the Ceding Company has maintained its Maximum Retention Per Life for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

1.	the reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the ; however, no reduction will be made until a policy has been in force for at least twenty (20) policy years, for policies where the corporate maximum dollar retention was held at issue, up to the then current increased retention; and
2.	if any policy reinsured on the life is , all policies reinsured on the life that are eligible for under the provisions of this Article must be up to the Ceding Company’s new Maximum Retention Per Life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its for policies becoming eligible at future anniversaries.

If portions of a policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new Maximum Retention Per Life had been in effect at the time of issue.

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Section 13.2 – Maximum Retention

With respect to a change in the maximum retention limit, no business will be eligible for reduction under this Article unless the Ceding Company kept its maximum retention as set forth in the retention schedule in effect at the time the insurance was issued. The amounts        . If there are other reinsurers, the reduction on each risk shall be divided according to each reinsurer’s portion of the total reinsurance on the risk. If the reinsurance is reduced on any risk, similar reductions shall be made on all risks        . The effective date of the reduction in reinsurance on a policy eligible for such reduction shall be the        .

ARTICLE 14:

Section 14.1 –

The Ceding Company may        . There will be        .

ARTICLE 15: GENERAL PROVISIONS

Section 15.1 – Currency

All payments and reporting by the Parties shall be made in U.S. Dollars.

Section 15.2 – Premium Tax

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

Section 15.3 – Minimum Cession

The Ceding Company will not cede a Policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Minimum Initial Cession Amount.

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Section 15.4 – Inspection of Records

The Reinsurer or its duly appointed representatives will have access to records of the Ceding Company, whether written or electronic, and including system view access, for the purpose of inspecting, auditing and photocopying those records.

The Reinsurer’s inspection, audit or photocopying of records will be limited to records related to the business reinsured under this Agreement, including but not limited to, underwriting, claims and administration and will not apply:

a)	To records related to the reinsurance bidding process for this Agreement;
b)	To privileged information; or
c)	During the pendency of any related arbitration.
d)	To financial and other records related to the Agreement’s performance.

The Ceding Company or its duly appointed representatives will have access to records of the Reinsurer, whether written or electronic, and including system view access, for the purpose of inspecting, auditing and photocopying those records. The Ceding Company’s inspection, audit or photocopying of records will be limited to records related to the administration of this Agreement and will not apply:

e)	To privileged information;
f)	During the pendency of any related arbitration;
g)	To records related to the reinsurance bidding process for this Agreement;
h)	To financial and other records related to the Agreement’s performance;
i)	To records related to any retrocession, securitization, or structured, asset-backed or asset-based financing by the Reinsurer (except that high level summary information to be used for due diligence purposes shall be made available to the Ceding Company, to the extent that the provision of such information is consistent with any applicable confidentiality obligations); or
j)	To analysis related to the Ceding Company’s business procedures and practices; or
k)	To records related to facultative cessions for which no offer was made by the Reinsurer or accepted by the Company.

Such access will be provided at the office of the Party being inspected and will be during reasonable business hours. Subject to the limitations set forth above, assuming the Party inspecting records has continued to perform its undisputed portion of its obligations under this Agreement, the Party being inspected may not withhold access to information and records on the grounds that the inspecting Party is in breach.

The right of access as specified above will survive until all of the obligations under this Agreement have terminated or been fully discharged.

Section 15.5 - OFAC Compliance

The Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time

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(collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

In the event that the Ceding Company’s payment of a claim on a policy reinsured with the Reinsurer is prohibited by OFAC regulations subsequent to the issuance of insurance, the proceeds payable by the Reinsurer to the Ceding Company shall be credited into an interest bearing account established by the Reinsurer and on the books of a U.S. financial institution until such time as the Ceding Company is able to secure a general or specific license to pay such proceeds from OFAC or until such disposition of the proceeds is directed by OFAC.

Section 15.6 – Governing Law

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

Section 15.7 – Entire Agreement

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject.

Section 15.8 – Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

Section 15.9 – Assignment

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld.

Section 15.10 - Waivers and Amendments

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or

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condition on a future occasion. The waiver of any party of any breach of any provision of this Agreement or the failure of either party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by the party to be bound.

Section 15.11 - Expenses

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

Section 15.12 - Experience Refunds

Reinsurance under this Agreement shall not be eligible for an experience refund.

Section 15.13 - Headings

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

Section 15.14 – Survival

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.

ARTICLE 16: DAC TAX ELECTION

Section 16.1 – DAC Tax Election

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Exhibit F – DAC Tax Schedule.

ARTICLE 17: GOOD FAITH

Section 17.1 – Good Faith

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns.

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Section 17.2 – Representations and Warranties

Each Party represents and warrants to the other Party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed. Each Party will promptly notify the other if it is subsequently financially impaired.

ARTICLE 18: INSOLVENCY

Section 18.1 – Insolvency of the Ceding Company

In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, rehabilitator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation.

Section 18.2 – Insolvency of the Reinsurer

In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement as of the date concurrent with or subsequent to the event of insolvency. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

a)	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or
b)	Makes an assignment for the benefit of its creditors; or
c)	Is adjudicated as bankrupt or insolvent; or
d)	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or
e)	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

Section 18.3 – Offsets

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or with respect to any other claim of one party against the other are considered mutual debts or credits, and shall be offset as permitted by law, and only the balance shall be allowed or paid.

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ARTICLE 19: ERRORS AND OMISSIONS

Section 19.1 – Errors and Omissions

A.	It is expressly understood and agreed that if an oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer that it is not shown to be intentional on the part of either party, both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred. Should it not be possible to restore both Parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. The Parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by the Agreement.

B.	This provision shall apply only to clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured. Any negligent or deliberate acts or omissions by the Ceding Company or its agents regarding the insurance provided are the responsibility of the Ceding Company and its liability insurer, if any, but not that of the Reinsurer.

C.	The Ceding Company and Reinsurer mutually agree that all errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 20: ARBITRATION

Section 20.1 – Arbitration

If the parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either party shall notify the other party by Certified Mail or overnight mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within          days of its receipt.

The customs and practices of the life insurance and reinsurance industries may be considered by the arbitrators to resolve any ambiguities in the Agreement, but only insofar as such customs and practices are consistent with the terms of this Agreement.

Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be current or former officers of other life insurance or reinsurance companies. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within          days after the other has given notice of its arbitrator appointment, that Party may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. If the        .

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Issues shall be        .

Except as dictated by the arbitration panel, each party will bear the expense of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third party arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

ARTICLE 21: CONFIDENTIALITY

Section 21.1 – Confidential Information

The terms of this Agreement are confidential. Nothing contained herein, including information relating to pricing, may be disclosed to any third party, including other insurers or Reinsurers, without the Reinsurer’s or the Ceding Company’s prior written consent except as discussed below.

The Parties will keep confidential and not disclose any shared Proprietary Information, as defined below, unless:

a)	The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;
b)	The information is independently developed by the recipient;
c)	The disclosure is required for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing and such parties have a signed Confidentiality Agreement;
d)	The disclosure is required by external auditors and such auditors have signed Confidentiality Agreement; or
e)	The disclosure is required by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties.

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ARTICLE 22: NOTICE

Section 22.1 – Notice

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, (iii) sent by email and receipt as acknowledged or verified, or (iv) delivered in person to the parties at the following addresses:

If to the Ceding Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

MML Bay State Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

C.M. Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

If to the Reinsurer

Swiss Re Life & Health America Inc.

175 King Street

Armonk, NY 10504

Attention: Reinsurance Officer

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Article.

ARTICLE 23: EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

Section 23.1 – Effective Date of Agreement

This Agreement is effective beginning December 1, 2015 (the “Effective Date”).

Section 23.2 – Duration of Agreement

This Agreement is indefinite in duration except as otherwise provided under this Agreement.

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Section 23.3 – Termination of Agreement

This Agreement may be terminated with respect to new reinsurance by either Party giving written notice to the other at least          days prior to the date such termination shall become effective, except as specified in Article 7 - Premium Accounting, and Article 10 – Changes of Plan.

The termination shall become effective on the date specified in the written notice, but not less than          days after written notice is given unless mutually agreed upon.

The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement or becomes insolvent.

Upon termination of the Agreement for new business, the following coverages shall continue to be available on policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

1.	Exercise of riders listed in Exhibit B - Plans Covered and Binding Limits.
2.	All changes, including increases (underwritten or non-underwritten as allowed under the policy) available under Article 10 – Changes of Plan.

ARTICLE 24: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

Section 24.1 – Gramm-Leach-Bliley Privacy Requirements

The Ceding Company and Reinsurer are “financial institutions” as that term is used in Title V of the Gramm-Leach-Bliley Act and are subject to various laws and regulations governing the privacy and security of nonpublic individually identifiable information (“Personal Information”). The Parties may, from time to time, come into possession of Personal Information and such information may be transmitted by either the Ceding Company or Reinsurer to the other in accordance with the transmitting Party’s then current privacy policy and practices, in order to allow the other Party to perform pursuant to this Agreement. During the continuation of this Agreement and after its termination, the Ceding Company or Reinsurer shall at all times use reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality, and integrity of Personal Information and shall not make any use of Personal Information beyond the purpose for which it was disclosed. “Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual. The Reinsurer may use mortality and lapse data on a de-identified aggregated basis for actuarial modeling.

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The Ceding Company and Reinsurer agree that they will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by law. The Reinsurer will obtain agreements from any third parties or Reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity Personal Information.

Reinsurer agrees to restrict access to Personal Information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of Ceding Company’s consumers or customers.

Notwithstanding anything contained herein to the contrary, Reinsurer will promptly and without unreasonable delay, but not later than          business days after detection, notify Ceding Company of any circumstances involving (i) a “Breach of Security” of Personal Information or (ii) a reasonable belief by Reinsurer that there may be a Breach of Security of Personal Information (the “Notification”). Not later than five (5) business days after detection of the Breach of Security, Reinsurer will also provide Ceding Company with a report (the “Report”) summarizing the Breach of Security, which will, to the extent known, include, at a minimum, the following: date, time, description, how the Breach of Security was detected, systems and/or data (including Personal Information)

subject to unauthorized access, use, loss, or disclosure, root cause, corrective action taken to date and any additional planned actions. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information, whether by internal or external source, and whether such information is in electronic, paper, or any other format, including, without limitation, the following: unauthorized access to Personal Information while located on any computer, website or database, interception of Personal Information while being transmitted by email, unauthorized acquisition of paper files, or unauthorized use of an ID or password. The Notification and Report shall be communicated by phone and facsimile, and the Report shall be followed up in writing by and overnight delivery service using the following contact information:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-788-8411,             Fax: 413-744-4161

ARTICLE 25: ANTI-MONEY LAUNDERING

Section 25.1 – Anti-Money Laundering

The Reinsurer and Ceding Company have established and maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose

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sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

ARTICLE 26: MATERIAL CHANGES

Section 26.1 – Material Changes

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties as stated in Section 17.2. The Ceding Company will disclose all matters, which it is aware of, that are material to this Agreement. “Material” for purposes of this Article will mean information that an arbitration panel would consider likely to negatively significantly impact the Reinsurer’s profitability over time to an extent that would reasonably likely require a significant change in terms of the Agreement. Examples of such matters could be a change in source of distribution, issue practices, underwriting or claims practices. The Ceding Company’s failure to disclose a non-material matter will have no impact under this Agreement. All policies will be issued and administered in accordance with the Business Guidelines specified in Exhibit I – Business Guidelines; Claims Consultation.

The Reinsurer will have the right to accept in writing any material change as applied to a Policy before accepting any liability with respect to these Policies. The Parties will attempt to negotiate the necessary revisions to the Agreement to continue to provide reinsurance with respect to the Policies affected by the material change

ARTICLE 27: FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Section 27.1 – FATCA

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a         % US withholding tax imposed on payments of US source income.

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ARTICLE 28: EXECUTION

IN WITNESS WHEREOF, the parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	2-21-16
Peter G. Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	2-21-16
Peter G. Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	2-21-16
Peter G. Ferris
Vice President & Actuary

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Kyle Bauer	Date:	2/19/2016

Print Name:	Kyle Bauer

Title:	VP

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Audrey Chervansky	Date:	2/19/16

Print Name:	Audrey Chervansky

Title:	Vice President

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EXHIBIT A: Retention Limits of the Ceding Company

[table deleted]

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EXHIBIT B: Plans Covered and Binding Limits

B.1	Plan, Riders and Benefits

a)

Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

b)	Type of Business: .
c)	Plans of Insurance: .

        :

The Ceding Company has        :

1.

 The        .

2.

 From the Reinsurer’s perspective, there will be        .

The          of policies. There are a        .

d)	Eligible Policies: .
e)	Basis of Reinsurance: The Reinsurer shall .
f)	Issue Ages:

B.2	Automatic Reinsurance Limits

a)	Reinsurer’s Share: The Reinsurer’s share shall be .
b)	Ceding Company’s Retention: The Ceding Company will up to their maximum retention.
c)	Automatic Binding Limit: Maximum $

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d)	Automatic Issue Limit: Maximum $

B.3	Cession Limits

Per Reinsurer (applies to Automatic and Facultative cases):

a)	Minimum Initial Cession Amount: $
b)	Trivial Amount: $

B.4	Per Location Limits

$         for all policies covered by this Agreement and        .

For purposes of this Agreement, the term “location” will mean        .

B.5	Lead Underwriter Reinsurer

         shall be the Lead Underwriting Reinsurer for all business issued under this Agreement. However, if there are any underwriter changes at         , the Lead Underwriter will be subject to review and possible change by the Ceding Company.

B.6	Duties and Function of the Lead Underwriting Reinsurer

In the circumstance that an individual case deviation from the guidelines in the underwriting manual occurs, the Lead Underwriting Reinsurer’s approval is the deciding factor in determining the acceptance of each deviation, and the Reinsurer in this Agreement must follow the Lead Underwriting Reinsurer’s decision.

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EXHIBIT C: Underwriting Guidelines

*** PROPRIETARY AND CONFIDENTIAL ***

Executive Group Life-Case Underwriting Guidelines

Published by EGL Worksite Underwriting

GUL / GVUL II

Effective: December 1, 2015

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I.                         :

[table deleted]

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Appendix

EGLGI Insurance Enrollment Form (Part 1B) - 0515 (redacted)

EGLGI-UL Insurance Enrollment Form (Part 1B) - 0515 (redacted)

EGLSF Employee Application (Part 1B) - 0515 (redacted)

EGLSF-UL Employee Application (Part 1B) - 0515 (redacted)

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EXHIBIT D: Facultative Exception Request

Facultative Exception Request Email

Hi,

This        .

Thank you,

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EXHIBIT E: Reinsurance Premiums and Allowances

E.1	Reinsurance Premium Calculation

Reinsurance net amount at risk          Percentages in E.3 below          Reinsurance Premium Rates in Addendum A          reinsurance premium.

E.2	Reinsurance Premium Rates

The premium rates per thousand of reinsurance amount at risk shall be the percentages in E.3 below          the GUL II/GVUL II YRT Basis (attached as Addendum A):

•	percentages are applied to the rates
•	percentages are applied to the rates. Please note that the .
•	are applied to the rates. Please note that the .

E.3	Allowances/Percentages

[table deleted]

E.4	Policy Fees

No policy fees shall be paid under this Agreement.

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EXHIBIT F: DAC Tax Schedule

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the treaty and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.

The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.

The Ceding Company shall submit a schedule to the Reinsurer by          of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.

The parties shall act in good faith to reach an agreement as to the correct amount of net consideration. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

7.

The parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

8.	The Ceding Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

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EXHIBIT G: Reporting Requirements

The Ceding Company acknowledges that timely and correct compliance with reporting requirements of this Agreement are a material element of the Ceding Company’s responsibilities hereunder and an important basis of the Reinsurer’s ability to reinsure the risks hereunder. Consistent non-compliance with reporting requirements may constitute a material breach of the terms of this Agreement. Any breach must be declared in writing and given a          week cure period before being deemed material.

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information

Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

* Transaction codes may be used to identify policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	Recapture
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

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Automatic and Facultative YRT Reinsurance Agreement

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:

The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

Seriatim Policy File: Annually, an electronic seriatim policy data file of all Reinsured Policies including but not limited to the following data elements will be sent electronically to the Reinsurer.

ELEMENT	DESCRIPTION
Policy and Coverage:
Policy Number	A unique identifying number for the individual policy that will also be used to tie together multiple policy records
Policy Issue Date and/or coverage effective date(s)	Date the insurance was originally issued
Plan Code	A unique alpha and/or numeric code that the Company uses to identify the type of plan (e.g., axyUL5, WL04010, 105SVUL, zzWP, ctoS14, etc.)
Product Code	A code or codes used to determine product type (e.g., UL, VUL, term level 05, term level 10, whole life, waiver premium, simplified issue, etc.)

Joint Policy Indicator	A code to indicate whether the policy is a joint life policy
Coverage Type	A code to indicate the type of coverage (e.g., base, rider, etc.)
Age Basis	On a company level or individual policy level, a code that identifies whether mortality study computations should be made based on age last birthday or age nearest birthday
Policy Status	A code that indicates the status of the policy (e.g., fully paid up, premium paying, lapsed)
Premium Payments Mode	A code that indicates the frequency of premium payments (e.g., 12=monthly, 2=semiannual, 1=annual, 0=single premium)
Risk Accepted Basis	The basis on which a risk is ceded (automatic/facultative)
Amounts:
Coverage amount(s) current	The current amount of coverage (face amount)
Currency Code (if applicable)	On a company level or individual policy level, a code which indicates the currency of the policy face amount
Rating:
Risk Classification(s) current	Preferred category, standard, substandard, or other
Premium (table) Rating current	Table rating is the total rating percent applied to the policy upon underwriting approval that determines the additional mortality risk (e.g., 125% of the standard risk)
Adjusted Age current (if applicable)	Adjusted Age is an age rating done at the time of issue that is intended to reflect the total premium applicable to the risk (e.g., female age 40 may be adjusted to male age 38 rate)
Tobacco Status current	A code that indicates whether the insured is a smoker, non-smoker, tobacco user, non-tobacco user, or if an aggregate table without smoking status was applied
Flat Extra Amount(s) current	The flat additional premium per thousand applied to the policy upon underwriting approval that determines the amount of premium the insured will pay (e.g., $5.00 per thousand per year)
Flat Extra(s) Period	The number of years the flat extra amount will remain on the policy or alternately the year in which it comes off (e.g., 7 years or 2007)
Insured:
Date of Birth (preferable) otherwise Issue Age	Insured date of birth is preferable, otherwise the age of the insured at time of issue
Gender	The sex of the insured
Insured Tobacco Usage	Tobacco usage admitted by the insured
Primary Insured or Other	Indicator of whether the coverage is on the primary insured or someone other than the primary insured
Termination:
Policy Number	A unique identifying number for the individual policy that will also be used to tie together multiple termination or claims records
Termination Reason	Reason for termination of the coverage (e.g., surrender, expiration of non-forfeiture option, expiration of term limit, termination of a rider, lapse, or death, etc.).
Date of Termination	The date when the insurer is no longer liable for payment of coverage benefits (e.g., termination date due to death would be based on an official death certificate date of death)
Death Claim Register Amount	The amount of insurance liability. Represents the benefit amount that will be paid.
Settlement Code	A unique alpha and/or numeric code that will indicate if the benefits paid represent full payment, partial payment, compromise, refund, denial or pending payment.
Claim Reported Date	Date the death claim is reported to the insurer.
Claim Status	Status of the claim (e.g., in-process, denied, paid)
Claim Paid Date	Date the death claim is paid by the insurer
Claim Type	Indicator of whether claim is retro, an adjustment, or a correction
Claim Event Indicator (if available)	Code which groups claims together by a specific event (e.g., plane crash, terrorist attack, etc.)
Cause of Death	A unique alpha and/or numeric code that indicates the primary underlying cause of death
Translation Table - Plan Code & Other Codes	Translation tables identify how to interpret codes that represent data elements in seriatim data (e.g., plan codes or cause of death codes)

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Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT H: Funding Ratios Threshold

Funding Ratios Threshold (for Mandatory GVUL certificates)

[tables deleted]

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Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT I: Business Guidelines; Claims Consultation

Business Guidelines:

The Ceding Company affirms that the following are in use as of the effective date of this Agreement:

1.	Underwriting Guidelines/Rules:
Current Underwriting Guidelines in Exhibit C

2.	Premium Rates:
Attached in Addendum A

3.	Funding Ratios Threshold:
Methodology in Exhibit H

Conditions Requiring Claims Consultation on Contestable Claims

Before conceding liability or making settlement to the claimant, the Ceding Company will seek the Reinsurer’s recommendation on contestable claims.

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Automatic and Facultative YRT Reinsurance Agreement

ADDENDUM A: GUL II/GVUL II YRT Basis

Attained Ages 18-55

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GUL II/GVUL II YRT Basis

Attained Ages 55-98

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Automatic and Facultative YRT Reinsurance Agreement

GUL II/GVUL II YRT Basis

Attained Ages 99-120

[table deleted]

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